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                                                                    Exhibit 99.1

NEWS RELEASE
February 8, 2001
FOR IMMEDIATE RELEASE



                                 RADIO ONE, INC.
                                   TO ACQUIRE
                          BLUE CHIP BROADCASTING, INC.

                  Company purchased for less than 14x projected
                            2001 broadcast cash flow

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has signed a definitive agreement to acquire all of the capital stock of Blue
Chip Broadcasting, Inc. for approximately $190.0 million in cash, stock and the assumption of outstanding debt. Blue Chip is one of only two other Urban radio companies of scale in the country. Radio One has agreed to acquire 15 radio stations currently owned and/or operated by Blue Chip in five markets (Cincinnati, Ohio, Louisville, Kentucky, Columbus, Ohio, Dayton, Ohio and Minneapolis, Minnesota). The radio stations owned by Blue Chip in Lexington, Kentucky and station WFIA-AM, located in Louisville, are not expected to be acquired by Radio One as part of this transaction. Additionally, Radio One has agreed to operate WDBZ-AM, located in Cincinnati, under a Local Marketing Agreement, but will not acquire that station.

Commenting on this acquisition, Radio One CEO and President Alfred C. Liggins, III said, "This acquisition is of huge strategic importance to Radio One. Blue Chip is a great company with great assets and strong management and is very complementary to Radio One's existing business. Our vision has always been to own as many Urban radio stations in as many top markets throughout the country as possible. Blue Chip represents one of only two remaining independent Urban radio companies of scale in the U.S. and this transaction further solidifies our dominance in the Urban radio business."

In conjunction with this acquisition, L. Ross Love, the founder and Chief Executive Officer of Blue Chip, will be nominated to serve on Radio One's board of directors.

Blue Chip is expected to have broadcast cash flow (prior to the inclusion of cash flow from a recently-acquired radio station in Minneapolis which Radio One values at a "stick" value of approximately $30.0 million) of approximately $11.5 million in 2001 and BCF margins in the low-40% range. Radio One will assume a tax basis in the assets of Blue Chip of approximately $110.0 million.

Radio One does not anticipate a significant impact to its after-tax cash flow per share for 2001 as a result of this acquisition.
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                                                                    Exhibit 99.1


                                     -MORE-
PAGE 2  --  RADIO ONE, INC. TO ACQUIRE BLUE CHIP BROADCASTING


Radio One is one of the nation's largest radio broadcasting companies and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and divestitures, the Company owns and/or operates 63 radio stations located in 22 of the largest markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.